Exhibit 99.1

Embargoed until Nov. 30, 2018 at 1 p.m. PT

eXp World Holdings Completes Asset Acquisition of VirBELA

BELLINGHAM, WASH. — Nov. 30, 2018 — eXp World Holdings, the holding company for eXp Realty, the largest residential real estate brokerage by geography in North America (NASDAQ: EXPI), today announced that it has completed its asset acquisition of VirBELA, LLC’s core group of products and services, pursuant to its previously announced letter of intent. The company also introduced eXp World Technologies, LLC, its innovation and technology division, which now holds the VirBELA brand.

VirBELA will continue its current line of business of offering a modern, cloud-based environment focused on education and team development with clients in various industries from government to retail. In 2016, VirBELA developed eXp Realty’s current cloud campus called eXp World, which provides 24/7 access to collaborative tools, training and socialization for the company’s more than 15,000 real estate agents and nearly 300 staff across North America.

The acquisition of VirBELA’s core group of products and services will allow eXp Realty to continue to accelerate its business in a sustainable and innovative way. This is consistent with eXp World Holdings’ vision to expand the product offering to agents, teams and others who could benefit from their own, always-available environments for collaboration.

"We have continued to be impressed by the products, services and team that VirBELA has assembled, and we look forward to continuing to offer eXp Realty agents and VirBELA’s existing clients more virtual collaboration, education and support to help grow their businesses,” said eXp World Holdings CEO, Chairman and Founder Glenn Sanford. “We also are excited to introduce eXp World Technologies that will deliver the next phase of tools from eXp World Holdings.”

About eXp World Holdings

eXp World Holdings, Inc., is the holding company for eXp Realty (NASDAQ: EXPI), the largest residential real estate brokerage by geography in North America. As the leading, national, cloud-based real estate brokerage, eXp Realty provides 24/7 access to collaborative tools, training and socialization for real estate brokers and agents through its virtual campus environment. It is one of the fastest growing real estate brokerage firms in North America with more than 15,000 agents across 50 U.S. states, the District of Columbia and three Canadian provinces. As a publicly traded company, eXp World Holdings, Inc. uniquely offers real estate professionals within its ranks opportunities to earn company stock for production and contributions to overall company growth.

For more information, please visit the company’s website at www.eXpWorldHoldings.com.

Connect with eXp Realty and eXp World Holdings:

●	Facebook - Canada, United States
●	Twitter - United States, investor relations
●	LinkedIn - Canada and United States

Media Relations Contact:

Cynthia Nowak

Vice president of marketing and communications, eXp Realty

360.419.5285 ext. 116

cynthia.nowak@exprealty.com

Investor Relations Contact:

Greg Falesnik

Managing director, MZ Group – MZ North America

949.385.6449

greg.falesnik@mzgroup.us